UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 19, 2007

DexCom, Inc.

(Exact Name of the Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-51222	33-0857544
(Commission File Number)	(IRS Employer Identification No.)

5555 Oberlin Drive, San Diego, CA	92121
(Address of Principal Executive Offices)	(Zip Code)

(858) 200-0200

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2)

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b & e)                                                       On June 19, 2007, Andrew P. Rasdal, President and Chief Executive Officer, entered into a Separation Agreement (the “Separation Agreement”) with DexCom, Inc. (the “Company”) pursuant to which he will cease employment with the Company effective June 19, 2007.  Mr. Rasdal will remain a member of the Board of Directors.  Mr. Rasdal has agreed to remain available to consult with the Company for a period of three months following June 19, 2007, during which time he will be paid a consulting fee of $100,000.  Pursuant to the Separation Agreement, Mr. Rasdal will receive a lump sum separation payment of $300,000.  Also, Mr. Rasdal is entitled to purchase, in addition to the shares for which his stock options have already vested, the number of additional shares of his stock options that would have vested if he had remained employed by the Company for one year after the date of the Separation Agreement, which options shall remain exercisable until June 19, 2008.

(c & e)                                                            On June 19, 2007, Terrance Gregg joined the Company as President and Chief Executive Officer pursuant to an offer letter agreement signed on June 19, 2007.  Mr. Gregg has been a member of the Board of Directors of the Company since May 19, 2005.  Mr. Gregg will be entitled to an annual base salary of $400,000 and a performance bonus of up to fifty percent of his annual base salary.  In addition, Mr. Gregg will receive an option to purchase 1,355,000 shares of the Company’s common stock under the Company’s 2005 Equity Incentive Plan at the fair market value of a share of the Company’s common stock equal to the closing price of the Company’s common stock on the Nasdaq Global Market on his first day of employment (the “Option”).  The Option will vest ratably over a period of thirty-six months.  The Company will also provide Mr. Gregg with a relocation bonus of $5,000 per month to cover his relocation and living expenses until such time as Mr. Gregg purchases a home in the San Diego area.  The Company will also reimburse Mr. Gregg for closing costs (exclusive of points) on his purchase of such home.  The Company has also agreed that, in the event it terminates Mr. Gregg without cause or Mr. Gregg resigns due to a constructive termination, Mr. Gregg will receive twelve months salary as severance and twelve months of vesting acceleration with respect to the Option. In each case, the Company’s obligation to make any severance payments or provide vesting acceleration is expressly conditioned upon Mr. Gregg’s execution and delivery of a general release and waiver of all claims.

The offer letter also contains a change of control arrangement, which provides that in the event of a change of control while Mr. Gregg is employed by the Company, or in the event that Mr. Gregg is involuntarily terminated without cause during the period that begins (1) 90 days prior to the earlier of (i) the execution of a letter of intent relating to a change of control transaction, or (ii) the execution of a definitive agreement with respect to a change of control transaction, in either case provided that the change of control with the party to the letter of intent or definitive agreement is consummated within two years following such execution, and ends (2) on the date such change of control becomes effective, the vesting of all of the shares subject to the Option and any other stock awards that the Board of Directors determines will be accelerated in full.

Prior to joining DexCom, Mr. Gregg served as President and Chief Operating Officer of MiniMed, Inc., a medical technology company focused on insulin pumps and continuous glucose sensors for people with diabetes, from October 1996 until its acquisition by Medtronic, Inc. in August 2001.  Mr. Gregg became a Vice President of Medtronic and President of Medtronic MiniMed until he retired in July 2002 and, subsequently, served as a senior advisor to the diabetes business of Medtronic, Inc. until September 2004.  Mr. Gregg’s involvement with the diabetes community has remained significant.  He served as Chairman of the American Diabetes Association (ADA) Research Foundation Board, he and his wife created and funded the Terry and Louise Gregg Diabetes in Pregnancy Research Award with a $1 million dollar grant to the ADA and they have been recognized by the ADA with the award for Outstanding Service in Diabetes Research Funding.   Mr. Gregg serves on the board of directors of LMS Medical Systems, Ltd. and Vasogen, Inc., and also previously served as a director of Amylin, Inc.  Mr. Gregg is currently 58 years old.

Item 9.01:  Financial Statements and Exhibits.

(d)  Exhibits

Exhibit Number	Description of Exhibit

99.01	Press release dated June 19, 2007 regarding Separation Agreement between the Company and Andrew P. Rasdal and Offer Letter Agreement between the Company and Terrance Gregg.

99.02	Separation Agreement dated June 19, 2007 between the Company and Andrew P. Rasdal.

99.03	Offer Letter Agreement dated June 19, 2007 between the Company and Terrance Gregg.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DEXCOM, INC.

By:	/s/ Steven R. Pacelli
Steven R. Pacelli
Vice President of Legal Affairs

Date:  June 19, 2007

Exhibit Index

Number	Description
99.01	Press release dated June 19, 2007 regarding Separation Agreement between the Company and Andrew P. Rasdal and Offer Letter Agreement between the Company and Terrance Gregg.

99.02	Separation Agreement dated June 19, 2007 between the Company and Andrew P. Rasdal.

99.03	Offer Letter Agreement dated June 19, 2007 between the Company and Terrance Gregg.